Exhibit 12

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings (deficiency) to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those financial statements, incorporated by reference into the prospectus that forms a part of the registration statement on Form F-3 for which the below table and the related discussion serves as Exhibit 12.

(in thousands, except for ratios) (Unaudited)
	For the Six Months
	Ended June 30,		For the Year Ended December 31,
	2018		2017		2016		2015		2014		2013
Earnings:
Income (loss) before income taxes	$(9,761)		$(15,690)		$(6,215)		$(4,676)		$(7,212)		$(4,651)
Add (deduct):
Fixed charges	298		1,474		434		669		1,051		1,309
Current period amortization of interest capitalized in prior periods	20		35		42		-		-		-
Interest capitalized during the period	-		(94)		(31)		(41)
Earnings as adjusted	$(9,443)		$(14,275)		$(5,769)		$(4,048)		$(6,161)		$(3,342)
Fixed Charges:
Interest expense and accretion of discount on bank loans / credit lines / convertible notes	$-		$712		$40		$302		$699		$1,010
Portion of rents representative of the interest factor (a)	298		668		363		326		352		299
Interest capitalized during the period	-		94		31		41		-		-
Total fixed charges	$298		1,474		434		669		1,051		1,309
Ratio of Earnings to Fixed Charges	(31.73	x)	(9.69	x)	(13.28	x)	(6.04	x)	(5.86	x)	(2.55	x)

NOTE:

(a)	Portion of rents representative of the interest factor consists of one-third of rental expense for operating leases.

We computed the ratio of earnings (deficiency) to fixed charges by dividing the amount of earnings by the amount of fixed charges. For the purposes of calculating this ratio of earnings available to cover fixed charges, we have adjusted earnings before tax with: (i) fixed charges; (ii) current period amortization of capitalized interest; and (iii) interest capitalized during the period. Fixed charges include (i) interest on the Company’s bank loans and/or convertible notes and/or credit lines; (ii) one third of rental expenses to determine the interest portion.